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                                                                   EXHIBIT 99.2




FOR IMMEDIATE RELEASE
---------------------



CONTACT:  Robert Furst                        or   Thomas A. Nicolette
          Chairman, Video Sentry Corporation       CEO, KNOGO North America Inc.
          612-934-9900                             516-232-2100



                KNOGO AND VIDEO SENTRY ANNOUNCE MERGER AGREEMENT

     - TWO TECHNOLOGICAL LEADERS IN SECURITY INDUSTRY JOIN FORCES TO COMBAT
                         COMMERCIAL AND RETAIL THEFT -


NEW YORK, NY, October 10, 1996 -- KNOGO North America Inc. (AMEX; KNA), a leading manufacture of Electronic Article Surveillance (EAS) systems, headquartered in Long Island, NY, and Video Sentry Corporation (Nasdaq: VSEN), a pioneer in traveling video security, headquartered in Minneapolis, MN, today announced they have signed a definitive merger agreement which will result in a new publicly traded entity to be called Sentry Technology Corporation (Sentry). The parties intend to apply for listing for Sentry common and preferred stock on the NASDAQ National Market.

         The merger between KNOGO and Video Sentry takes advantage of the extensive knowledge and expertise both companies have in security systems. Together they will offer a comprehensive line of security products by combining KNOGO's patented EAS technology and renowned customer service with Video Sentry's patented innovative CCTV systems technology.

         Thomas A. Nicolette, president and CEO of KNOGO, commented, "Since early 1995, we have been looking for a proven proprietary CCTV product line with broad market applications that would complement our EAS product line. Video Sentry not only has that product in Sentry Vision(TM), but we strongly believe the product's cost, performance and market presence can be greatly enhanced through the utilization of KNOGO's R&D, engineering, production, sales, installation and service infrastructure. In addition, Sentry will be able to offer the marketplace a new integrated EAS/CCTV product line at a time when we believe business opportunities to be at their greatest. We see Sentry's potential as far exceeding what either company would have achieved on its own."

         The merger agreement provides for Sentry, a newly-formed Delaware corporation, to issue 1 share of common stock for each 1 share of Video Sentry common stock outstanding at the effective time of the merger. Sentry will issue 1 share of common stock and 1 share of Class A Preferred Stock for each
1.2022 shares of KNOGO common stock outstanding.  As contemplated by the merger
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KNOGO/VIDEO SENTRY MERGER
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agreement, the Sentry Class A Preferred Stock will have a face value of $5.00 per share and a dividend rate of 5.0% (the first two years of which are paid-in-kind). The preferred will be non voting and subject to a mandatory redemption four years from the date of issuance and optional redemption by Sentry at any time after one year from the date of issuance. The redemption price will be equal to $5.00 per preferred share (plus accrued and unpaid dividends as of the redemption date) plus the amount, if any, by which the market price of Sentry's common stock at the time of redemption exceeds $6.50 per share. The preferred stock is non convertible, but the redemption price may, in certain circumstances, be paid in common stock at the company's option. Following consummation of the merger, it is anticipated that there will be approximately 9.6 million shares of Sentry common stock (51% owned by owner Video Sentry shareholders and 49% owned by former KNOGO shareholders) and 4.8 million shares of Sentry Class A Preferred Stock outstanding, all owned by former KNOGO shareholders.

         The merger agreement also provides for Sentry's Board of Directors to consist initially of two representatives each from Video Sentry and KNOGO, as well as one additional director to be mutually agreed upon between the parties. Mr. Nicolette will be the CEO of Sentry. Andrew Benson, the founder and president of Video Sentry, will be Vice President, CCTV Products. The KNOGO and Video Sentry boards have both unanimously approved the transaction.

         It is expected that special shareholder meetings of both companies will be held during the late fall. Consummation of the merger is subject to approval by the holders of a majority of the outstanding common stock of each company. It is intended that the merger qualify as a tax-free reorganization.

         Commenting on the proposed merger, Mr. Benson said, "We are very excited about the opportunities created by the combination of Video Sentry and KNOGO. The resulting business entity will enjoy the benefits of a proprietary and dynamic CCTV product line from Video Sentry, linked to the high quality infrastructure present in KNOGO."

         Video Sentry Corporation, founded in 1990, is the industry leader in the design, manufacture and marketing of patented traveling CCTV surveillance systems.

         KNOGO designs, manufactures, sells and services EAS and Closed Circuit Video equipment in the United States and Canada to deter shoplifting and other types of theft for retailers, supermarkets,





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KNOGO/VIDEO SENTRY MERGER
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libraries and commercial enterprises.  KNOGO is a spin-off of KNOGO
Corporation, founder of the EAS industry 30 years ago.




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